UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 19, 2010 (August 13, 2010)

(Date of Earliest Event Reported)

PENN VIRGINIA RESOURCE PARTNERS, L.P.

(Exact name of registrant specified in its Charter)

Delaware	1-16735	23-3087515
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Four Radnor Corporate Center, Suite 200 100 Matsonford Road, Radnor, Pennsylvania		19087
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone, including area code:(610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 13, 2010, PVR Finco LLC (“PVR Finco”), a wholly owned subsidiary of Penn Virginia Resource Partners, L.P. (“PVR”), entered into an amended and restated secured credit agreement (the “Credit Agreement”) with a group of lenders, including PNC Bank, National Association, as Administrative Agent (the “Agent”), amending and restating its existing $800 million revolving credit facility. The Credit Agreement provides for an $850 million revolving credit facility, including a $10 million sublimit for the issuance of letters of credit and a $25 million sublimit for swingline borrowings. PVR Finco has an option to increase the commitments under the Credit Agreement by up to an additional $200 million, to a total of $1.050 billion, upon the receipt of commitments from one or more lenders. The Credit Agreement is available to provide funds for general partnership purposes, including working capital, capital expenditures, acquisitions and quarterly distributions. As of August 13, 2010, the outstanding borrowings under the Credit Agreement were $370 million. The expiration date of the Credit Agreement is August 13, 2015.

Borrowings under the Credit Agreement bear interest at PVR Finco’s option, at either (i) a “base rate” (“Base Rate”) equal to the greater of (a) the Agent’s prime rate and (b) the rate determined by the Agent to be the federal funds rate plus 0.5%, in each case plus an applicable margin, or (ii) a rate derived from the London Interbank Offered Rate (“LIBOR”) as adjusted for statutory reserve requirements for Eurocurrency liabilities, plus an applicable margin. In each case, the applicable margin is determined by PVR’s Leverage Ratio (as defined in the Credit Agreement) and in the case of Base Rate loans ranges from 1.25% to 2.25% and in the case of LIBOR loans from 2.25% to 3.25%. Initially, the applicable margins will be 1.50% for Base Rate loans and 2.50% for LIBOR loans. The unused portion of borrowings under the Credit Agreement at any time is subject to a commitment fee ranging from 0.375% to 0.5% based on PVR’s Leverage Ratio. The initial commitment fee is 0.375%.

The Credit Agreement is guaranteed by PVR and certain of the subsidiaries of PVR Finco (together with PVR and PVR Finco, the “Loan Parties”) pursuant to a Guaranty Agreement and a Parent Guaranty Agreement. The obligations of the Loan Parties under the Credit Agreement are secured by a first priority lien on substantially all of the present and future property and assets of the Loan Parties pursuant to a Pledge Agreement, a Security Agreement, and various Mortgages and Deeds of Trust.

The Credit Agreement contains customary affirmative and negative covenants that are binding on the Loan Parties (which are in some cases subject to certain exceptions), including, but not limited to, restrictions on the ability of the Loan Parties to dispose of assets or enter into certain consolidations or mergers, incur additional indebtedness and guaranty obligations, create liens on their respective assets, make certain acquisitions or investments, make certain dividend or other distributions if any potential default or event of default exists and make any material change to the nature of their business. In addition, the Credit Agreement requires PVR and its Restricted Subsidiaries (as defined in the Credit Agreement), on a consolidated basis, to abide by certain financial covenants, as follows: (i) a ratio of not more than 5.25 to 1.00 of Consolidated Total Indebtedness (as defined in the Credit Agreement) to Consolidated EBITDA (as defined in the Credit Agreement) for each of the four most recently completed fiscal quarters; (ii) a ratio of not more than 3.75 to 1.00 of Consolidated Secured Indebtedness (as defined in the Credit Agreement) to Consolidated EBITDA for each of the four most recently completed fiscal quarters; and (iii) a ratio of at least 2.50 to 1.00 of Consolidated EBITDA to Consolidated Interest Expense (as defined in the Credit Agreement) for each of the four most recently completed fiscal quarters. Each ratio is calculated as of the end of each fiscal quarter.

The Credit Agreement contains customary events of default (which are in each case subject to certain exceptions, thresholds, notice requirements and grace periods), including, but not limited to, with respect to nonpayment of principal or interest, breaches of representations and warranties, failure to perform or observe covenants, cross-defaults with certain other indebtedness, impairments of security interests in collateral, certain bankruptcy related events, cessation of business, monetary judgment defaults and certain change of control events.

A copy of the Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The description of the Credit Agreement herein is qualified in its entirety by reference to the text of Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures required by this item are included in Item 1.01 and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated Credit Agreement, dated as of August 13, 2010 by and among PVR Finco LLC, the guarantors party thereto, PNC Bank, National Association, as Administrative Agent, and the other financial institutions party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2010

Penn Virginia Resource Partners, L.P.

By:	Penn Virginia Resource GP, LLC
its general partner

By:	/s/ ROBERT B. WALLACE
Name:	Robert B. Wallace
Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated August 13, 2010, by and among PVR Finco LLC, the guarantors party thereto, PNC Bank, National Association, as Administrative Agent, and the other financial institutions party thereto.